SUB-ITEM 77C:  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

MORGAN STANLEY TOTAL MARKET INDEX FUND ("FUND")

On July 16, 2008, a Special Meeting of Shareholders of the Fund was held in order to approve or disapprove a Plan of Liquidation and Dissolution pursuant to which the Fund's assets will be liquidated, known liabilities satisfied and remaining proceeds distributed to shareholders. The results of the vote were as follows:

               FOR            WITHHOLD              ABSTAIN             BNV***
--------------------------------------------------------------------------------
              [__]                [__]                 [__]               [__]

*** Broker "non-votes" are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority.